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EXHIBIT 99.6

LEASE AGREEMENT

by and between

AUTOSAFE AIRBAG 12 (CA) LP,
a Delaware limited partnership

and

AUTOSAFE AIRBAG 14 (CA) LP,
a Delaware limited partnership,
tenants-in-common

as LANDLORD

and

SPECIAL DEVICES, INCORPORATED,
a Delaware corporation,

as TENANT

    Premises:  Mesa, Arizona
Moorpark, California

Dated as of: June 4, 2001

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EXHIBITS

Exhibit "A"	—Premises
Exhibit "A-1"	—Condemnation Premises
Exhibit "B"	—Fixtures and Equipment
Exhibit "C"	—Schedule of Permitted Encumbrances
Exhibit "D"	—Rent Schedule
Exhibit "E"	—Acquisition Costs
Exhibit "F"	—Percentage Allocation of Basic Rent
Exhibit "G"	—Financial Covenants
Exhibit "H"	—Termination Schedule
Exhibit "I-A"	—Post-Closing Obligations—Arizona Premises
Exhibit "I-B"	—Post-Closing Obligations—California Premises

ii

    LEASE AGREEMENT, made as of the 4th day of June, 2001, between AUTOSAFE AIRBAG 12 (CA) LP, a Delaware limited partnership and AUTOSAFE AIRBAG 14 (CA) LP, a Delaware limited partnership, tenants-in-common (collectively, "Landlord"), both with an address c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and SPECIAL DEVICES, INCORPORATED, a Delaware corporation ("Tenant"), with an address at 14370 White Sage Road, Moorpark, California 93021.

    In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

    1.  Demise of Premises.  Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Arizona Premises" and the "California Premises" each of which premises is more particularly described in the applicable description in Exhibit "A" attached hereto and made a part hereof and shall include the portions of items (a), (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto): (a) the premises described in Exhibit "A" hereto relating to the Arizona Premises ("Arizona Land") and the premises described in Exhibit "A-1" relating to the California Premises (the "California Land"), together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property all as described in Exhibit "B" hereto (collectively, the "Equipment").

    2.  Certain Definitions.

    "Acquisition Cost" of each of the Related Premises shall mean the amount set forth opposite such premises on Exhibit "E" hereto.

    "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

    "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining each of the Related Premises which Landlord has an obligation to maintain, repair or replace either by Law or by contract.

    "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

    "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

    "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

    "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

    "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

    "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

    "Caltrans Agreement" shall mean the Caltrans Agreement as defined in Paragraph 37.

    "Casualty" shall mean any damage to or destruction of the Improvements or which affects the Leased Premises or Adjoining Property or arises from or any loss of or is related to the Leased Premises or arises from the Adjoining Property from whatever cause.

    "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

    "Condemnation" shall mean a Taking and/or a Requisition.

    "Condemnation Notice" shall mean notice or actual knowledge (as opposed to constructive knowledge) of the institution of any proceeding for Condemnation.

    "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, reasonable attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

    "Covenants" shall mean the covenants and agreements described on Exhibit "G" hereto.

    "Covenant Certification" shall mean Covenant Certification as defined in Paragraph 28(c).

    "Covenant Security Deposit" shall mean Covenant Security Deposit as defined in Paragraph 3(b) of Exhibit "G".

    "CPI" shall mean CPI as defined in Exhibit "D" hereto.

    "Declaration of Covenants" shall mean the Declaration of Covenants and Restrictions for Special Devices Business Park recorded in the Official Records of the County of Ventura, California as document No. 99-158203.

    "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

    "Development Agreement" shall mean the Development Agreement by and between the City of Moorpark and Tenant dated August 28, 1996 and recorded in the Official Records of the County of Ventura, California as document No. 96-124171.

    "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements constituting a Permitted Encumbrance or as may hereafter arise which shall affect the value, use or occupancy of either Related Premises.

    "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance or Hazardous Condition, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

    "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under, within or from the Leased Premises in violation of any Environmental Law which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances at, upon, under, within or from the Leased Premises in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on either Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law affecting or relating to the Leased Premises.

    "Equipment" shall mean the Equipment as defined in Paragraph 1.

    "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

    "Fair Market Rental Value" shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29 of this Lease.

    "Fair Market Value" of either the Leased Premises or either Related Premises, as the case may be, and the context may require, shall mean the higher of (a) the fair market value of the Leased Premises or either Related Premises, as the case may be, as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises or Related Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

    "Fair Market Value Date" shall mean the date when the Fair Market Value or the Fair Market Rental Value is determined in accordance with Paragraph 29.

    "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

    "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

    "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, and polychlorinated biphenyls.

    "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

    "Improvements" shall mean the Improvements as defined in Paragraph 1.

    "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

    "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

    "Investment Grade Assignee" shall mean Investment Grade Assignee as defined in Paragraph 21(a).

    "Land" shall mean the Land as defined in Paragraph 1.

    "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

    "Lease" shall mean this Lease Agreement.

    "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

    "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

    "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises or Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or Related Premises or requires Tenant to carry insurance other than as required by this Lease.

    "Lender" shall mean any person or entity (and their respective successors and assigns) which may make a Loan to Landlord or is the holder of any Note.

    "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

    "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

    "Moody's" shall mean Moody's Investors Services, Inc.

    "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers the Leased Premises (or either of the Arizona Premises or the California Premises) and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

    "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) (to the extent payable to Landlord or Lender), (vi) or (vii) (to the extent payable to Landlord or Lender) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

    "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

    "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

    "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

    "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment (or other lien, claims or encumbrance resulting from acts or omissions of the Landlord), all as listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable) and the Caltrans Agreement.

    "Person" shall mean an individual, partnership, association, corporation or other entity.

    "Prepayment Premium" shall mean any payment required to be made by Landlord to a Lender, under a Note or any other document evidencing or securing a Loan (other than payments of principal and/or interest required to be made under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may without limitation take the form of a (i) "make whole" or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to be paid or advanced in order to defease a Loan and (b) the outstanding principal balance of the Loan plus any accrued and unpaid interest and fees thereon as of the date of such defeasance.

    "Present Value" of any amount shall mean such amount discounted at the discount rate of the Federal Reserve Bank of San Francisco at the time such value is calculated, plus one percent (1%).

    "Prime Rate" shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

    "Red Mountain Freeway Transaction" means the Condemnation by the Arizona Department of Transportation of a portion of the Land component of the Arizona Premises which is adjoining or contiguous to the Red Mountain Freeway and more particular described in Exhibit "A-1" attached hereto and made a part hereof.

    "Related Premises" shall mean either of the Arizona Premises and the California Premises.

    "Relevant Amount" shall mean the Termination Amount, or the Default Termination Amount, as the case may be.

    "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, or (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c).

    "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18.

    "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

    "Rent" shall mean, collectively, Basic Rent and Additional Rent.

    "Requisition" shall mean any temporary requisition or confiscation of the use or occupancy of any Related Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

    "S&P" shall mean Standard & Poor's Corporation.

    "Security Deposit" shall mean Security Deposit as defined in Paragraph 36.

    "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

    "State" shall mean the state in which the applicable Related Premises are located.

    "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

    "Taking" shall mean (a) any taking or damaging of all or a portion of any Related Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

    "Term" shall mean the Term as defined in Paragraph 5.

    "Termination Amount" shall mean the sum of the applicable amount set forth on Exhibit "H" plus any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

    "Termination Date" shall mean the Termination Date as defined in Paragraph 18.

    "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

    "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

    "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21(f).

    3.  Title and Condition.

      (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

      (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY

  WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

      (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and, except, as provided in Paragraph 35 hereof with respect to certain rights of offer to purchase the Leased Premises, that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) this Lease is a single Lease for multiple properties and shall not be terminable with respect to less than all of the Leased Premises or severable with respect to any one or more Related Premises except as specifically provided herein, (iii) the Improvements conform in all material respects to applicable Legal Requirements and Insurance Requirements, (iv) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (v) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (vi) the Improvements have been fully completed in all material respects in a good and workmanlike manner, and (vii) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

      (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. Tenant shall use best efforts to enforce all Warranties in accordance with their respective terms.

    4.  Use of Leased Premises; Quiet Enjoyment.

      (a) Tenant may occupy and use the Leased Premises for the use of the Leased Premises on the date hereof or any other lawful use. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which (i) violates any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, (iii) make void, cancel or cause to be cancelled or release any warranty, guaranty or indemnity, (iv) causes structural injury to any of the Improvements or (v) constitutes waste or a public or private nuisance.

      (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof.

    5.  Term.

      (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the two hundred fortieth (240th) calendar month next following the date hereof (the "Expiration Date").

      (b) If this Lease shall not have been terminated pursuant to any provision hereof prior to such date, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and such 10th anniversary being referred to herein as a "Renewal Date"), Tenant shall have the right to extend the Term for an additional period of ten (10) years (each such extension, a "Renewal Term"), upon written notice to Landlord delivered to Landlord at least eighteen (18) months prior to the applicable Renewal Date that Tenant is extending the Term of this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any further Renewal Terms).

      (c) Subject to the Tenant's right to extend the Term in accordance with Paragraph 5(b), Landlord shall have the right during the last year of the Term or at any time from and after the date that an Event of Default shall have occurred, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents with reasonable advance notice at such reasonable times as Landlord may select.

    6.  Basic Rent.  Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the twenty-fifth (25th) day of July, 2001, and continuing on the twenty-fifth (25th) of each October, January, April and July thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, to Landlord at its address set forth above and/or to such one other Person, at such address and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof). All such payments shall be made by a check posted at least five (5) business days before the applicable Basic Rent Payment Date if mailed or by wire transfer in Federal Funds no later than the applicable Basic Rent Payment Date. Pro rata Basic Rent for the period from the date hereof through the twenty-fourth day of July, 2001 shall be paid on the date hereof, and pro rata Basic Rent for the period from the 25th day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

    7.  Additional Rent.

      (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

       (i) except as otherwise specifically provided herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings (to the extent such Costs have not been paid to Landlord from the proceeds of the Condemnation award), (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease (subject to the provisions of Paragraph 39(l) of this Lease), (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable out-of-pocket costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant or Costs incurred in connection with the prepayment of a Loan for which Tenant is responsible to pay the Prepayment Premium, and (J) the reasonable out-of-pocket costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation, and (K) any other items specifically required to be paid by Tenant under this Lease;

      (ii) if any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount equal to two percent (2%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days' following the due date thereof;

      (iii) a sum equal to any additional sums (including any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default to the extent such additional sums exceed the Late Charge and Default Rate interest payable on the portion of the installments of Basic Rent that is equal to the debt service payments on the Loan; and

      (iv) interest at the rate (the "Default Rate") of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, and (B) overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

      (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within twenty (20) days after Landlord's demand for payment thereof.

      (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

    8.  Net Lease; Non-Terminability.

      (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

      (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

      (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

      (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

    9.  Payment of Impositions.

      (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing in this Lease shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person or (D) subject to the provisions of Paragraph 31(a), mortgage recording taxes or filing fees incurred by reason of any Mortgage, Assignment or other document evidencing or securing a Loan. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Landlord's request thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

      (b) Landlord shall have the right following the occurrence of an Event of Default or if Landlord is required by a Lender to pay into an escrow account such funds as are necessary to pay Escrow Charges. Tenant shall pay such amounts to Landlord (each an "Escrow Payment") monthly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance or repair required by any Lender. Landlord shall be entitled to calculate the amount of the Escrow Charges (it being agreed that if required by a Lender, such amounts shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. If the Escrow Payments are held by Landlord, the Escrow Payments shall not be commingled with other funds of Landlord and a commercially reasonable rate of interest thereon shall be earned thereon and applied to payment of Escrow Charges. If the Escrow Payments are held by Lender, the Escrow Payments may be commingled with other funds of Lender and no interest shall be payable thereon. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall reasonably determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord. If, at the end of each Lease Year, there are amounts in the escrow account for Escrow Payments which are not necessary to pay Escrow Charges, Tenant shall be entitled to a credit against the next installment(s) to off-set such surplus.

    10.  Compliance with Laws and Easement Agreements; Environmental Matters.

      (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

      (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord.

      (c) Upon prior written notice from Landlord and subject to the provisions of Paragraph 28(a) hereof, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises (i) for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation (ii) in connection with any sale, financing or refinancing of the Leased Premises, (iii) within the six month period prior to the expiration of the Term, (iv) if required by Lender or the terms of any credit facility to which Landlord is bound, (v) if an Event of Default exists, or (vi) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Tenant.

      (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $1,000,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

      (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, if Landlord is unable to lease or otherwise transfer the Leased Premises on a commercially reasonable basis as a result of remedial action undertaken to cure such Environmental Violation, Landlord shall have the option to automatically extend the Term beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

      (f)  If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall, upon reasonable advance written notice, have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

      (g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

      (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in this Paragraph 10.

    11.  Liens; Recording.

      (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE

  HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY, SUBJECT TO THE PROVISIONS OF PARAGRAPH 28(a) HEREOF, AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

      (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

    12.  Maintenance and Repair.

      (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation in each case consistent with past practices and except for ordinary wear and tear. Tenant shall take all commercially reasonable actions as may be necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

      (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

    13.  Alterations and Improvements.

      (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $500,000 with respect to either Related Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $500,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of $500,000 or if Tenant desires to make structural Alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required, which consent shall not be unreasonably withheld or delayed and shall be deemed given if a response is not received by Tenant no later than thirty (30) days following receipt of written request from Tenant. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required.

      (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

    14.  Permitted Contests.  Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord, at Landlord's request, security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

    15.  Indemnification.

      (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity (except for the willful misconduct or gross negligence of the Landlord or the Indemnitee seeking indemnification), arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

      (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.

      (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to matters that existed or arose prior to such termination, expiration or rejection.

    16.  Insurance.

      (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

         (i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (to the extent that a Related Premises is in a flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment and earthquake coverage of not less than $10,000,000. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $50,000 per occurrence, provided, however, that with respect to earthquake insurance, the deductible shall be the greater of (A) 5% of the value, per the valuation clause of the loss adjustment and the settlement endorsement, of the property insured (including foundations) at the location where the physical damage occurred, or (B) $250,000 property damage.

        (ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

        (iii) Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

        (iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $3,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $50,000; provided, however, that in the case of land and water contamination or pollution cleanup, removal and disposal, in the aggregate, during any one policy year such coverage shall be $50,000.

        (v) Business Interruption and Extra Expense Insurance at limits to cover 100% of losses and/or expenses incurred over the period of indemnity not less than eighteen (18) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease.

        (vi) During any period in which substantial Alterations at any Related Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as

    Landlord may reasonably require and general liability, workers' compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

       (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

      (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above or a claims paying ability of not less than AA assigned by Standard & Poor's Corporation or equivalent rating agency approved by Landlord and Lender and are admitted in, and approved to write insurance policies by, the State Insurance Department for the States in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee (but solely with respect to Rent payable to or for the benefit of Landlord under this Lease). If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

      (c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after sixty (60) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

      (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, certified policies.

      (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. A certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

      (f)  Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant's receipt thereof.

      (g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

      (h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

      (i)  All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

      (j)  All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

       (i)  Proceeds payable under clauses (ii), (iii), (iv) (v) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

       (ii)  Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable by Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

    17.  Casualty and Condemnation.

      (a) If any Casualty occurs to either Related Premises, Tenant shall give Landlord and Lender immediate notice thereof. Landlord and Lender are hereby authorized to adjust, collect and compromise, in their discretion and upon notice to Tenant, all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord or Lender, all such proofs of loss, receipts, vouchers and releases. If Landlord or Lender so requests, Tenant shall adjust, collect and compromise any and all such claims, and Landlord and Lender shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord and Lender, and Landlord and Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Each insurer is hereby authorized and directed to make payment under said policies (other than payments made under the Business Interruption and Extra Expense insurance policy maintained in accordance with Paragraph 16(a)(v) over and above payments thereunder with respect to Rent payable to or for the benefit of the Landlord under this Lease and the return of unearned premiums), directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

      (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. Landlord and Lender are authorized to collect, settle and compromise, in their discretion, the amount of any Net Award (other than the Net Award paid in connection with the Red Mountain Freeway Transaction). Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to (or constitute an assignment of) any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) if Tenant shall have the right to make, Tenant shall make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. Notwithstanding anything to the contrary herein, Tenant shall be entitled to any Net Award on account of the Red Mountain Freeway Transaction and shall be responsible to pay all Costs related to the Red Mountain Freeway Transaction and Landlord shall in good faith cooperate with Tenant, at Tenant's sole cost and expense, in the execution of any documents relating to the Red Mountain Freeway Transaction. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

      (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). Upon the receipt by Landlord of the entire Net Award of such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award available to Tenant for restoration or reconfiguration of the Leased Premises in accordance with and subject to the provisions of Paragraph 19(a). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. Landlord and Tenant waive the provisions of California Civil Code Sections 1932 and 1933 and California Code of Civil Procedure Section 1265.130.

    18.  Termination Events.

      (a) If (i) all of either Related Premises shall be taken by a Condemnation or (ii) any Requisition occurs which continues either for more than six (6) months or beyond the expiration of the Term (except for the Red Mountain Freeway Condemnation) or (iii) any substantial portion of any Related Premises shall be taken by a Condemnation or all or any substantial portion of any Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises, (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the "Affected Premises") and each of the events described in the above clauses (i), (ii) and (iii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) or (iii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") in the form described in Paragraph 18(b) of the Tenant's election to terminate this Lease as to the Affected Premises.

      (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least thirty (30) days after Landlord's receipt of the Termination Notice (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii) or 18(a)(iii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same.

      (c) If Landlord shall reject such offer to terminate this Lease as to the Affected Premises pursuant to Paragraph 18(b) above by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if and for so long as Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Premises (collectively, "Remaining Obligations") on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than thirty (30) days after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate with respect to the Affected Premises as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate with respect to the Affected Premises shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

      (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following receipt of a Termination Notice, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20.

      (e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining Premises.

    19.  Restoration.

      (a) Landlord (or Lender if required by any Mortgage) shall hold any Net Award in excess of $500,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

         (i) prior to commencement of restoration by Tenant in accordance with Section 17(c), (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord and (B) Landlord and Lender shall be provided with acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

        (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged;

        (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) conditional or partial waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

        (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by a duly authorized officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

        (v) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

        (vi) the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

       (vii) such other reasonable conditions as Landlord or Lender may impose.

      (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration (and any accrued interest thereon) shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

      (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be payable to Tenant to reimburse Tenant for any Costs incurred by Tenant as a result of the Casualty or Condemnation. Any balance remaining after such reimbursement shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

    20.  Procedures Upon Purchase.

      (a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

      (b) Upon the date fixed for any such purchase of the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

      (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) if such delay continues for a period more than one hundred eighty (180) days, at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

      (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to

  Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

    21.  Assignment and Subletting; Prohibition against Leasehold Financing.

      (a) Upon not less than thirty (30) days prior written notice to Landlord and Lender, Tenant may assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise at any time to any other Person without the prior written consent of Landlord, provided that, as a condition precedent to any such assignment the Security Deposit shall be increased to an amount equal to eighteen (18) months of Basic Rent in effect as of the date of such assignment and shall be maintained at such amount for the balance of the Term except that if, immediately following such assignment and after giving effect thereto, the proposed assignee has a publicly rated unsecured senior debt rating of at least BBB from S&P or Baa2 from Moody's ("Investment Grade Assignee"), the Security Deposit shall be equal to six (6) months of Basic Rent in effect as of the date of such assignment.

      (b) (i) Tenant may sublet all or any portion of either Related Premises at any time to any other Person without the prior written consent of Landlord, provided that, at a condition precedent to the first sublease, the Security Deposit shall be increased by an amount equal to twelve (12) months of Basic Rent in effect as of the date of such sublease except that if, immediately following such subletting and after giving effect thereto, the proposed subtenant has a publicly rated unsecured senior debt rating of at least BBB from S&P or Baa2 from Moody's the Security Deposit shall be equal to six (6) months of Basic Rent in effect as of the date of such subletting. The term of each sublease shall expire at least one day prior to the expiration of the Term.

        (ii) Tenant shall pay to Landlord as Additional Rent together with each installment of Basic Rent, one-half of all Net Sublet Rent paid by any subtenants during the six (6) month period prior to the applicable Basic Rent Payment Date. "Net Sublet Rent" shall mean the aggregate amount of all rent payable by all subtenants for any portion of the Leased Premises less (x) any operating expenses certified by Tenant as relating to that portion of the Leased Premises sublet, (b) the cost of any improvements constructed and paid for by Tenant specifically for such subtenant and (c) the product of (x) Basic Rent then in effect multiplied by (y) the percentage of the leaseable square feet of the Leased Premises under subleases.

      (c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Related Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

      (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

      (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

      (f)  Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Related Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

      (g) Subject to the provisions of Paragraph 35, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

    22.  Events of Default.

      (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

         (i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

        (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

        (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

        (iv) a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money either (a) in existence at the time of the Commencement Date or (b) having an original principal balance of $20,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), if (x) such payment is a payment at maturity or a final payment, or (y) the effect of such default is to cause the lender of such obligation to commence to exercise any remedy;

        (v) a default by Tenant beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $10,000,000 or more if the landlord under any such lease or leases commences to exercise its remedies thereunder unless within ten (10) days following the expiration of any applicable cure period Tenant shall increase the Security Deposit to an amount equal to eighteen (18) months Basic Rent;

        (vi) a final, non-appealable judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days unless within ten (10) days following the expiration of any applicable cure period Tenant shall increase the Security Deposit to an amount equal to eighteen (18) months Basic Rent;

       (vii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

       (viii) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

        (ix) either of the Related Premises shall have been vacated or abandoned other than in connection with a Termination Event;

        (x) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

        (xi) the estate or interest of Tenant in any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

       (xii) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

       (xiii) a failure by Tenant to maintain in effect any material license or permit necessary for the use, occupancy or operation of any of the Related Premises;

       (xiv) the breach of any Covenant shall occur; or

       (xv) Tenant shall fail (A) to renew or replenish the Security Deposit in accordance with the requirements of Paragraph 36 or (B) to increase the Security Deposit if and to the extent required by Paragraph 21 of the Lease or (C) to post the Covenant Security Deposit as and when required by Section 3 of Exhibit "G".

      (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv) or (xv) (except as otherwise set forth below) of Paragraph 22(a); (B) the default consists of an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable and substantial harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a) (including Basic Rent), the applicable cure period shall be five (5) days from the date on which such payment is due. If the default consists of a default under clauses (ii) or (xiii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default, provided that Tenant shall commence to cure the default within the said twenty-day period (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days) and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default consists of a default under clause (xv)(A) of Paragraph 22(a) the applicable cure period shall be seven (7) days from the date on which notice is given. The notices described in this Paragraph 22(b) are in lieu and not in addition to the notice under California Civil Code 1161.

    23.  Remedies and Damages Upon Default.

      (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

         (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, by legal process. Upon or at any time after taking possession of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(c) or 23(d).

        (ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(c) or 23(d).

        (iii) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, (B) Tenant shall have no option to extend or renew the Term and (C) Tenant shall have no further rights under Paragraph 35.

      (b) In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 which provides substantially as follows: Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover the Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations. In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant breaches this Lease and abandons the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Tenant acknowledges that the limitations on subletting and assignment set forth in Paragraph 21 are reasonable. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.

      (c) If Landlord elects to terminate this Lease upon the occurrence of an Event of Default, Landlord may collect from Tenant damages computed in accordance with the following provisions in addition to Landlord's other remedies under this Lease:

         (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

        (ii) the worth at the time of award of the amount by which any unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

        (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

        (iv) any other reasonable Cost necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom including, without limitation, brokerage commissions, the cost of repairing and reletting the Leased Premises and reasonable attorneys' fees; plus

        (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Damages shall be due and payable from the date of termination.

      For purposes of clauses (i) and (ii) of this Paragraph 23(c), the "worth at the time of award" shall be computed by adding interest at the Default Rate to the past due Rent. For the purposes of clause (iii) of this Paragraph 23(c), the "worth" at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

      (d) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

      (e) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

      (f)  Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

      (g) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

      (h) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY. Landlord and Tenant agree that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631, and each of Landlord and Tenant does appoint the other Person as its true and lawful attorney-in-fact, which appointment is coupled with an interest, and does hereby authorize and empower the other Person, in its name, place and stead, to file this Lease with the clerk of any court of competent jurisdiction as statutory written consent to waiver of trial by jury.

      (i)  Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose (provided that, unless Landlord shall comply with the safety and security procedures as may be imposed by Tenant, Landlord shall do so at its own risk and peril).

      (j)  No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

      (k) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

      (l)  Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

    24.  Notices.  All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this

Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

    25.  Estoppel Certificate.  At any time upon not less than ten (10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

    26.  Surrender.  Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

    27.  No Merger of Title.  There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

    28.  Books and Records.

      (a) Landlord or its agents may enter upon and examine the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provisions hereof. Landlord shall be required to comply with any security and safety requirements as may be reasonably imposed by Tenant in connection with such entry.

      (b) Tenant shall keep adequate records and books of account consistent with past practices with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP"), and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

      (c) Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared consistent with past practices and in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit. All quarterly and annual financial statements shall be accompanied by a certification ("Covenant Certification") of the chief financial officer of Tenant that Tenant is in compliance with the Covenants (except as otherwise specified in the Covenant Certification), together with a calculation of the Covenants described in Sections 2 and 3 of Exhibit "G".

    29.  Determination of Value.

      (a) Whenever a determination of Fair Market Value or Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value shall be determined in accordance with the following procedure:

         (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value or Fair Market Rental Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Affected Premises pursuant to Paragraph 18, or (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value.

        (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair Market Rental Value based on a written appraisal made by each of them as of the Relevant Date (and given by each party to the other). If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

        (iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value or Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

        (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

        (v) If a third appraiser is selected, Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

        (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value or Fair Market Rental Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration.

       (vii) Each of Landlord and Tenant shall pay the Cost of its appraiser, and, if a third appraiser is selected, the parties shall share equally the cost of the third appraiser.

      (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Affected Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

      (c) In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Leased Premises as of the end of such Term. The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease.

    30.  Non-Recourse as to Landlord.  Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

    31.  Financing.

      (a) Tenant agrees to pay all costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys and Lender's commitment fee not to exceed $293,750, but excluding Landlord's and Lender's legal fees and Lender's due diligence expenses.

      (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and a Non-Disturbance Agreement (as hereinafter defined), so long as the same do not adversely affect any right, benefit or privilege of Tenant or increase Tenant's obligations under this Lease in any material respect.

      (c) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to each Lender whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Lender within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Lender shall have become entitled under such Mortgage to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Lender shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Lender shall commence and thereafter prosecute with reasonable diligence to remedy such act or omission.

    32.  Subordination, Non-Disturbance and Attornment.

      (a) This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof. As a condition to Tenant's agreement hereunder to subordinate Tenant's interest in this Lease to any such Mortgage, Landlord shall obtain from each Lender a subordination, non-disturbance and attornment agreement in recordable form and, subject to the provisions of Paragraph 31(b), in the standard form customarily employed by the holder of any such Lender and reasonably acceptable to Tenant (any such agreement, a "Non-Disturbance Agreement"), pursuant to which

         (i) Such Lender shall agree that unless and until an Event of Default hereunder shall have occurred and be continuing or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Lender may take to foreclose any such Mortgage, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Paragraph 32(b); and

        (ii) Tenant shall agree that neither Lender nor its successors and assigns shall (A) be liable for any misrepresentation, act or omission of Landlord prior to the date Lender or its successor or assign shall succeed to the rights of Landlord under this Lease, (B) subject to any counterclaim, demand or offsets which Tenant may have against Landlord prior to the date Lender or its successor and assign shall succeed to the rights of Landlord under this Lease, and (C) bound by any amendment or modification of this Lease, not expressly provided for in this Lease, or by any prepayment of more than three (3) months' fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

      (b) If a Lender shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord's rights ("Successor Landlord") and upon Successor Landlord's written agreement to accept Tenant's attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant's landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not be: (i) liable for any misrepresentation, act or omission of Landlord prior to such attornment, (ii) subject to any counterclaim, demand or offsets which Tenant may have against Landlord prior to such attornment, or (iii) bound by any amendment or modification of this Lease, not expressly provided for in this Lease, or by any prepayment of more than three (3) months' fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

    33.  Financial Covenants.  Tenant hereby covenants and agrees to comply with all of the Covenants described in Exhibit "G" hereto, provided, however, that, if Tenant shall be an Investment Grade Assignee, Tenant shall not be required to comply with the Covenants set forth in Sections 2 and 3 of Exhibit "G".

    34.  Tax Treatment; Reporting.  Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

    35.  Right of First Offer.

      (a) If Landlord decides to offer the Leased Premises for sale to any third party, Landlord shall first offer by written notice (the "Offer") to sell the Leased Premises to Tenant for a specific purchase price (the "Purchase Price") and, upon such terms and conditions as Landlord, in Landlord's sole discretion, would otherwise intend to offer to sell the Leased Premises, prior to Landlord's offering to sell the Leased Premises to any such third party except that (i) the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 35 and (ii) the sale to Tenant shall be "as is", without representation or warranty by Landlord. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord's sole discretion, to revoke the Offer if an Event of Default exists under this Lease on the date on which Landlord shall give, or would otherwise be required to give, Tenant the Offer.

      (b) Tenant shall have the right to accept the Offer only by giving Landlord written notice of such acceptance (the "ROFO Notice") within forty-five (45) days after delivery by Landlord to Tenant of the Offer. Time shall be of the essence with respect to said forty-five (45) day period and delivery of the ROFO Notice by Tenant. Upon Tenant's acceptance of the Offer, Tenant shall execute, upon the request of Landlord, any documentation reasonably required by Landlord to reflect Tenant's acceptance of the Offer. Notwithstanding anything to the contrary contained in this Lease, subject only to the provisions of Paragraph 35(d) below, upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Leased Premises including, but not limited to, a Condemnation or Casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate this Lease, and any other right or option of Tenant under the Lease to acquire the Leased Premises, shall automatically be deemed to have been waived by Tenant for all purposes under this Lease.

      (c) If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, Landlord shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Tenant shall have forever waived and relinquished its right to such

  Offer, and Landlord shall at any and all times thereafter be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine, except that if the price ("Third Party Price") for which Landlord enters into a binding contract ("Third Party Contract") to sell the Leased Premises is less than ninety-five percent (95%) of the Offer, Tenant shall have twenty (20) days in which to accept the Third Party Price. Tenant shall, within five (5) days after Landlord's request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective.

      (d) If Tenant does not timely deliver the ROFO Notice and the Leased Premises are transferred to a third party, Tenant will attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

      (e) Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other hold of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any affiliate of Corporate Property Associates 12 Incorporated ("CPA 12") or Corporate Property Associates 14 Incorporated ("CPA 14") or to any entity for whom W. P. Carey & Co. LLC or any of its affiliates provides management services or investment advice, (vi) a transfer to any person or entity to whom CPA 12 and/or CPA 14 sells all or substantially all of its assets, (vii) any transfer of the interest of CPA 12 in Landlord to CPA 14 or any transfer of the interest of CPA 14 in Landlord to CPA 12 or (viii) any transfer of the Leased Premises to any of the successors or assigns of any of the persons or entities referred to in the foregoing clauses (i) through (iv).

      (f)  If the Leased Premises is purchased by Tenant pursuant to this Paragraph 35, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or assignment of leases and rents and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

      (g) Upon the date fixed for a purchase of the Leased Premises pursuant to this Paragraph 35 which shall be a date mutually acceptable to Landlord and Tenant that is no later than sixty (60) days following acceptance of the Offer or the date specified in the Third Party Contract, if applicable, (the "Purchase Date"), Tenant shall pay to Landlord, or to any person or entity to whom Landlord directs payment, the Purchase Price and all other sums payable by Tenant under the Offer, in federal funds, and Landlord shall deliver to Tenant (i) special warranty deeds or their equivalent which describe the Leased Premises being conveyed and conveys the title thereto as provided in Paragraph 35(g) above and (ii) such other instruments as shall be necessary to transfer the Leased Premises to Tenant or its designee; provided, that if any payment of Basic Rent,

  Additional Rent or any other sums payable by Tenant under this Lease (the "Monetary Obligations") remain outstanding on the Purchase Date, then Landlord may add to the Purchase Price the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or termination of this Lease or which survive such expiration or termination by their own terms. Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Purchase Price due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

      (h) If the completion of the purchase by Tenant pursuant to this Paragraph 35 shall be delayed after the date scheduled for such purchase, Basic Rent and Additional Rent shall continue to be due and payable until completion of such purchase.

    36.  Security Deposit.

      (a) Concurrently with the execution of this Lease, Tenant shall deliver to Landlord a security deposit (the "Security Deposit") in the amount of One Million Nine Hundred Sixty-Two Thousand and No/100 Dollars ($1,962,000). The Security Deposit shall be either in the form of one or more letters of credit (the "Letter of Credit") issued by a bank acceptable to Landlord and having a long-term unsecured debt rating of not less than "A" from S&P or the equivalent rating from another agency satisfactory to Landlord and in form and substance satisfactory to Landlord or cash (the "Cash Security Deposit"). Except as provided in the following Paragraph 36(b), the Security Deposit shall remain in full force and effect during the Term. As security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein. If the Security Deposit is a Letter of Credit, the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the Security Deposit in any account for the benefit of Landlord as a Cash Security Deposit. The Security Deposit shall not be commingled with other funds of Landlord or other Persons and interest thereon shall be due and payable to Tenant annually as long as no Event of Default exists.

      (b) Notwithstanding anything to the contrary set forth herein, so long as no Event of Default has occurred and is then continuing, the Security Deposit shall be reduced by $654,000 to $1,308,000 if for any four (4) consecutive fiscal quarters of Tenant, Tenant shall maintain a Fixed Charge Coverage Ratio of not less than 1.5:1.0. From and after the date of such reduction, the Security Deposit shall be maintained at $1,308,000 for the balance of the Term of this Lease. This Paragraph 36(b) shall be inapplicable if the Security Deposit is increased pursuant to Paragraph 21(a) of this Lease.

      (c) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that Landlord's application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within three (3) days and in accordance with the requirements of this Paragraph 36, so that the original amount of the Security Deposit (as the same may have been increased pursuant to Paragraph 21(a)) shall be again on deposit with Landlord.

      (d) Subject to the provisions of Paragraph 36(b) above, at the expiration of the Term and so long as no Event of Default exists the Security Deposit shall be returned to Tenant.

      (e) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit during the term of the applicable Loan shall have all of the rights of Landlord under this Paragraph 36. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

    37.  Third Party Agreements.

      (a) Landlord and Tenant acknowledge that the Department of Transportation of the State of California will require the fee owner of the California Premises to enter into a maintenance agreement (the "Caltrans Agreement") requiring such owner to perform certain maintenance obligations. During the Term of this Lease and from and after the effective date of the Caltrans Agreement, Tenant shall be required and is hereby authorized to perform any and all obligations required to be performed by the "Permitee" under and as defined in the Caltrans Agreement at the sole cost and expense of Tenant. In the course of performing such obligations, Landlord shall take such reasonable actions as may be required of the fee owner as and when requested by Tenant, which actions shall be at the cost of Tenant.

      (b) Landlord and Tenant further acknowledge that Landlord's fee title to the California Premises is encumbered by the Development Agreement. During the Term of this Lease, Tenant shall be required and is hereby authorized to perform all obligations required to be performed by the "Developer" under and as defined in the Development Agreement at the sole cost and expense of Tenant. In the course of performing such obligations, if the fee owner is required to take any action, Landlord shall take such reasonable actions as may be requested by Tenant, which actions shall be at the cost of Tenant.

      (c) If the Lease terminates or expires and Tenant, at the time of or immediately after such expiration, is not the owner of fee title to the California Premises, the Landlord shall assume all of the "Developer's" obligations under the Development Agreement and all of "Permittee's" obligations under the Caltrans Agreement and Tenant shall be released of any such obligations. The provisions of this Paragraph 37(c) shall survive the expiration or sooner termination of the Lease.

    38.  Rights under Declaration of Covenants.  Landlord and Tenant acknowledge that Landlord's fee title to the California Premises is encumbered by the Declaration of Covenants. The Declaration of Covenants provides for an association (the "Association") to take certain actions and to fulfill certain obligations as more fully set forth therein. Landlord agrees to deliver (with copies to Tenant) to the Association and to the Approving Agent (as defined in the Declaration), such proxy statements as are necessary to permit Tenant at all times during the Term of this Lease to exercise all Landlord's voting rights in the Association and as Approving Agent and under the Declaration of Covenants. If, for any reason, such proxies do not effectively permit Tenant to exercise all Landlord's voting rights in the Association or as Approving Agent, then Landlord shall exercise its voting powers in the Association or as Approving Agent as instructed by Tenant. Landlord shall promptly give notice to Tenant of any matters to be voted on by the Association members or under the Declaration of Covenants. Notwithstanding the foregoing, if and so long as an Event of Default shall have occurred and shall be continuing, Landlord may rescind proxies issued pursuant to this Paragraph 38 and the provisions of this Paragraph 38 shall be suspended until such Event of Default shall have been cured.

    39.  Post-Closing Obligations.

      (a) On the date hereof, Tenant has deposited with Landlord the amount of $1,500,000 ("Completion Escrow") which shall secure the obligation of Tenant to complete or obtain those items (the "Post Closing Items") described in Exhibit "I-A" and Exhibit "I-B" attached hereto and which shall be held and disbursed as set forth in this Paragraph 39.

      (b) Tenant covenants and agrees to complete or obtain the Post Closing Items by the dates specified in Exhibit "I-A" and Exhibit "I-B". The Completion Escrow shall be released to Tenant in the following amounts and upon the following conditions:

         (i) Within thirty (30) days following the date on which Landlord receives evidence satisfactory to Landlord that the Post Closing Items described in Exhibit "I-A" and in Section 1 of Exhibit "I-B" have been completed (which shall include evidence of payment in full and lien releases or evidence that completion is not required), Landlord shall release to Tenant $500,000 of the Completion Escrow, provided that no Event of Default then exists; and

        (ii) Within thirty (30) days following the date on which Landlord receives the Post Closing Items described in Sections 2 and 3 of Exhibit "I-B" Landlord shall release to Tenant the balance of the Completion Escrow, together with all interest earned thereon, provided that no Event of Default then exists.

      (c) If, at any time prior to the release of the Completion Escrow, an Event of Default shall have occurred and be continuing, Landlord shall use the proceeds of the Completion Escrow to the extent required to satisfy the Post-Closing Obligations, and be entitled, at its sole discretion, to apply any remaining balance in payment of any Rent or other charges which have not been made pursuant to this Lease and any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default. Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that Landlord's application of the proceeds of the Completion Escrow Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default, provided that an Event of Default shall not exist if Tenant restores the Completion Escrow Deposit to its full amount within three (3) days and in accordance with the requirements of this Paragraph 36, so that the applicable amount of the Completion Escrow Deposit shall be again on deposit with Landlord.

      (d) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the holder of the Completion Escrow during the term of the applicable Loan who shall have all of the rights of Landlord under this Paragraph 39. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Completion Escrow Deposit as hereinabove provided.

    40.  Miscellaneous.

      (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

      (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

      (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except that with respect to any assignment of this Lease or subletting of any Related Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

      (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

      (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

      (f)  This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

      (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

      (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

      (i)  If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      (j)  All exhibits attached hereto are incorporated herein as if fully set forth.

      (k) It is the agreement and intent of the Landlord and Tenant that the substantive laws of the State shall apply to matters of validity, construction, interpretation and enforcement of this Lease, except with respect to only those matters of a purely local nature to the extent that a court of the State of California is compelled by the laws of California to apply the laws of California to such matters.

      (l)  In the event of any litigation arising under this Lease, the prevailing party shall be entitled to recover such party's legal costs, including reasonable attorneys' and investigation fees from the non-prevailing party.

    IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD: AUTOSAFE AIRBAG 12 (CA) LP, a Delaware limited partnership
By:	Initiator (CA) QRS 12-53, Inc., a Delaware corporation, general partner
	By:	/s/ MARISA MACKEY

	Title:	Second Vice President

AUTOSAFE AIRBAG 14 (CA) LP, a Delaware limited partnership
By:	Initiator (CA) QRS 14-64, Inc., a Delaware corporation, general partner
	By:	/s/ MARISA MACKEY

	Title:	Second Vice President

TENANT: SPECIAL DEVICES, INCORPORATED, a Delaware corporation
	By:	/s/ DONALD C. CAMPION

	Title:	Executive Vice President and CFO

QuickLinks

  EXHIBIT 99.6
LEASE AGREEMENT
by and between
AUTOSAFE AIRBAG 12 (CA) LP, a Delaware limited partnership
and
AUTOSAFE AIRBAG 14 (CA) LP, a Delaware limited partnership, tenants-in-common as LANDLORD
and
SPECIAL DEVICES, INCORPORATED, a Delaware corporation,
as TENANT
Dated as of: June 4, 2001
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